EXHIBIT 99.1
[GRAPHIC OMITTED]

ENSCO ANNOUNCES RESTATEMENTS OF PREVIOUSLY

REPORTED RESULTS FOR CERTAIN DEFERRED TAXES

        Dallas, Texas, January 10, 2001….ENSCO International Incorporated (NYSE: ESV) today announced that it is restating its previously reported net income for the year ended December 31, 1999, and the first three quarters of 2000. The restatement is a result of a revision in the accounting treatment of income tax expense relating to certain inter-company transfers of assets that took place in the fourth quarter of 1999 and the first quarter of 2000. The change has no impact on the Company’s income from operations, cash flow or income taxes owed in any period. The additional income tax expense recorded in 1999 and 2000 will be recovered through lower deferred tax expense in future years.

        The Company transferred several drilling rigs among subsidiaries in different taxing jurisdictions during the fourth quarter of 1999 and the first quarter of 2000. The Company realized certain income tax benefits as a result of the transfers, which the Company recorded in the year in which the transfers occurred. The Company’s independent accounting firm has recently revised its original view of this matter and has advised that the Company should not have recognized the full income tax benefit in the year the transactions took place, but rather should have recognized such benefits over the remaining lives of the assets transferred.

        The effect of the restatement for 1999 is to increase income tax expense by $6.4 million ($.05 per diluted share) and reduce net income by the same amount, with these income tax expenses recovered over the approximate twelve year remaining depreciable lives of the rigs.

        The effect of the restatement for the first three quarters of 2000 is to increase income tax expense and reduce net income by $0.7 million ($.01 per diluted share), $2.1 million ($.02 per diluted share) and $3.7 million ($.03 per diluted share) for the quarters ended March 31, June 30 and September 30, 2000, respectively. This additional income tax expense will be recovered through lower deferred tax expense in future years.

        For the fourth quarter of 2000, the revision of the accounting treatment will have the effect of increasing tax expense, but this increase will be largely offset by other, non-recurring items, including a gain from the resolution of several personal injury claims and settlement of related disputes with insurance carriers.

        Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented, “As a result of recently received revised advice regarding a complex tax accounting issue, the Company feels compelled to restate certain of its financial results. The changes do not impact our operating income, cash position, cash flow, or income taxes owed in any way, and the reductions to 1999 and 2000 net income will be balanced by reduced deferred tax expense in future years.”

        Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, or expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these may be obtained by contacting the Company or the SEC.

        ENSCO, headquartered in Dallas, Texas, provides contract drilling and marine transportation services to the international petroleum industry.

Contact: C. Christopher Gaut
                 (214) 922-1500